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SOUTHWEST AIRLINES REPORTS FEBRUARY TRAFFIC

DALLAS, TEXAS – March 10, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 7.1 billion revenue passenger miles (RPMs) in February 2014, a 1.2 percent increase from the RPMs flown in February 2013. Available seat miles (ASMs) decreased 1.7 percent to 9.1 billion from the February 2013 level of 9.3 billion. The February 2014 load factor was 78.1 percent, compared to 75.8 percent in February 2013. For February 2014, passenger revenue per ASM (PRASM) is estimated to have increased approximately five percent compared to February 2013. This increase includes one point of estimated PRASM benefit from February 2014's storms.
For the first two months of 2014, the Company flew 14.6 billion RPMs, compared to 14.3 billion RPMs flown for the same period in 2013, an increase of 1.7 percent. Year-to-date ASMs decreased 2.2 percent to 18.9 billion from 19.3 billion for the same period in 2013. The year-to-date load factor was 77.2 percent, compared to 74.2 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

FEBRUARY
	2014	2013	Change
Revenue passengers carried	7,538,702	7,626,394	(1.1)%
Enplaned passengers	9,189,209	9,245,498	(0.6)%
Revenue passenger miles (000s)	7,145,685	7,059,608	1.2%
Available seat miles (000s)	9,148,333	9,307,487	(1.7)%
Load factor	78.1%	75.8%	2.3 pts.
Average length of haul	948	926	2.4%
Trips flown	90,946	96,804	(6.1)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	15,249,200	15,311,221	(0.4)%
Enplaned passengers	18,656,028	18,673,980	(0.1)%
Revenue passenger miles (000s)	14,558,817	14,314,009	1.7%
Available seat miles (000s)	18,869,768	19,289,228	(2.2)%
Load factor	77.2%	74.2%	3.0 pts.
Average length of haul	955	935	2.1%
Trips flown	188,499	202,121	(6.7)%

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